Exhibit 99.1

Shepherd’s Finance, LLC Reports 2022 Results

JACKSONVILLE, FL – March 21, 2023 (GLOBE NEWSWIRE) – Shepherd’s Finance, LLC (“Shepherd’s,” the “Company,” “we,” or “our”) announced its operating results for the year ended December 31, 2022.

2022 Overview

During 2022, the Company continued to focus on the reduction of non-interest earning assets. As of December 31, 2022, loans classified as non-accrual were 14 or approximately $7.2 million compared to 23 or approximately $9.5 million as of December 31, 2021. In addition, as of December 31, 2022 and 2021 we had 3 foreclosed assets or approximately $1.6 million and 5 or approximately $2.7 million, respectively.

The Company continues to lose interest income on assets that do not accrue interest. During the year ended December 31, 2022 the estimated loss on interest income related to impaired and foreclosed assets was approximately $1.2 million. Looking ahead, we expect this to decrease as we continue to focus on the reduction through selling our remaining non-interest earning assets in 2023.

While the Company continues to face risks as it relates to the economy and the homebuilding industry, management has decided to focus on the following during 2023:

1.	Continue to decrease the balance of non-interest-bearing assets, which includes foreclosed real estate and classified non-accrual assets.
2.	While we anticipate lower loan originations in 2023 as compared to 2022, we will increase our focus on fix and flips as a percentage of sales.
3.	Lower SG&A expenses.
4.	Maintain a consistent margin, similar to our current spread.
5.	Maintain liquidity at a level sufficient for loan originations.

During 2023, the housing market in most of the areas in which we do business will likely decline as compared to the same period of time in 2022 due to the impact of current economic conditions. While markets will probably weaken compared to where they were during 2022, we anticipate losses incurred in principal related to COVID-19 will decrease, and the lower interest income due to nonperforming assets will continue to decrease during 2023 as compared to 2022. Short term interest rates are expected to continue to rise. Mortgage rates peaked mid-2022 and have declined since. A continued rise in short term rates is likely to benefit the company as our competitors’ rates will rise faster than ours making us more competitive, but an additional rise in long term interest rates would negatively impact the housing industry as a whole, and therefore us.

2022 Financial Highlights

●

Interest and Fee Income – Interest and fee income on loans increased approximately $2.3 million, or 28.7%, to approximately $10.2 million for the year ended December 31, 2022, compared to the same period of 2021.

●	Net Income – The Company had net income of approximately $1.8 million for the year ended December 31, 2022 compared to approximately $0.8 million for the same period of 2021, an increase in net income of approximately $1.0 million.

The Chief Executive Officer of Shepherd’s Finance, Daniel M. Wallach, commented: “We returned to profitability in 2021 after the impact of COVID-19 and continued to increase revenue and profit in 2022. We are working to maintain or increase profit in 2023 through our continued efforts in sales and focus on the reduction of non-interest earning assets; however, we are unsure how current interest, inflation and global security concerns may impact the Company. We appreciate the continued support of our investors.”

Results of Operations

●	Loan Loss Provision

Loan loss provision (expense throughout the year) was approximately $0.9 million and $0.6 million for the years ended December 31, 2022 and 2021, respectively. Due to the changes in economic conditions during 2022, we revised the calculation of our loan loss provision which resulted in an increase in reserve across all loan types. As a result, while the percentage of nonperforming loans went down, the reserve increased.

The allowance for loan losses at December 31, 2022 was approximately $2.5 million which primarily consisted of approximately $0.3 million for loans without specific reserves, $0.2 million for loans with specific reserves and $2.0 million for specific reserves due to the impact of COVID-19. During the year ended December 31, 2022, we incurred approximately $0.5 million in direct charge offs.

The allowance for loan losses at December 31, 2021 was approximately $2.0 million which primarily consisted of $0.2 million for loans without specific reserves, $0.3 million for loans with specific reserves, $0.1 million for special mention loans and $1.5 million for specific reserves due to the impact of COVID-19. During the year ended December 31, 2021, we incurred approximately $0.5 million in direct charge offs.

●	Non-Interest Income

Gain on Sale of Foreclosed Assets

During the years ended December 31, 2022 and 2021, we recognized approximately $0.1 million and $0.2 million, respectively, as a gain on the sale of foreclosed assets which related to the sale of two and six foreclosed assets during 2022 and 2021, respectively.

Dividend Income

During January 2021, we invested approximately $500 in Series A Preferred Units in Benjamin Marcus Homes, LLC. During the years ended December 31, 2022 and 2021, approximately $0.1 million and $0 of dividend income was recognized related to the Series A Preferred Units investment, respectively. This investment was redeemed subsequent to December 31, 2022, and the proceeds of $561,800 was converted to debt under our development line of credit with the Hoskins Group

Other Income

During the year ended December 31, 2022, we consulted for two of our construction and development loan customers which included accounting guidance and recognized approximately $0.2 million in other income. No consulting services were performed during the year ended December 31, 2021. We anticipate to continue our consulting services to our customers on an as needed basis during 2023.

Gain on Foreclosure of Assets

During the years ended December 31, 2022 and 2021, we recognized approximately $0 million and $0.1 million, respectively, as a gain on the foreclosure of assets. We transferred one loan receivable asset to foreclosed assets for both years ended December 31, 2022 and 2021. The transfer for the year ended December 31, 2021 resulted in a gain.

Gain on the Extinguishment of Debt

During April 2020, the Company received a grant under the Economic Injury Disaster Loan Emergency Advance (the “EIDL Advance”) of less than $0.1 million which was used for payroll and other certain operating expenses. In February 2021, the full EIDL Advance of less than $0.1 million and accrued interest were forgiven by the U.S. Small Business Administration.

During February 2021, the Company received their second draw of the Paycheck Protection Program (“PPP”) loan created under the Coronavirus Aid, Relief, and Economic Security Act for approximately $0.3 million which was used to cover payroll and certain other identified costs. During August 2021, the full amount of the PPP loan was forgiven.

●	Non-Interest Expense

Selling, General and Administrative (“SG&A”) Expenses

SG&A expenses increased approximately $0.8 million to approximately $2.7 million for the year ended December 31, 2022 compared to approximately $1.9 million for the same period of 2021 due primarily to salaries and related expense. Salaries and related expenses increased approximately $0.8 million to $1.6 million for the year ended December 31, 2022 compared to approximately $0.8 million for the same period of 2021, due primarily to:

●	Profit share expense was approximately $0.4 million and $0.1 million for the years ended December 31, 2022 and 2021, respectively;
●	Employee retention credits and tax refunds were approximately $0 and $0.3 million for the years ended December 31, 2022 and 2021, respectively; and
●	Deferred loan origination salaries expenses were approximately $0.7 million and $0.8 million for the years ended December 31, 2022 and 2021, respectively.

Impairment Loss on Foreclosed Assets

During both years ended December 31, 2022 and 2021, we recognized approximately less than $0.1 million as a loss on impairment of foreclosed assets.

Loss on the Sale of Foreclosed Assets

During the years ended December 31, 2022 and 2021, we recognized approximately $0 and $0.1 million as loss on the sale of one and seven foreclosed assets, respectively.

Loss on Foreclosure of Assets

During the years ended December 31, 2022 and 2021, we recognized approximately $0 and $0.1 million as a loss on foreclosure of assets. We transferred one loan receivable asset to foreclosed assets during both years ended December 31, 2022 and 2021.

Balance Sheet Management

Cash, Cash Equivalents and Restricted Cash

We try to avoid borrowing on our lines of credit from affiliates. To accomplish this, we must carry some cash for liquidity. This amount generally grows as our Company grows. As of December 31, 2022 and 2021, our cash and cash equivalents were approximately $3.0 million and $3.7 million, respectively, and our restricted cash was approximately $1.2 million and $0, respectively.

During 2022, we received two deposits for one of our sold real estate assets which was deemed restricted until construction on the home was complete.

Loans Receivable, net

Loans receivable, net totaled approximately $56.7 million and $46.9 million as of December 31, 2022 and 2021, respectively. As of December 31, 2022 and 2021, we had 14 impaired loans in the aggregate amount of approximately $7.2 million and 23 impaired loans in the aggregate amount of approximately $9.5 million that were not paying interest, respectively. Non-performing assets not related to the impact of COVID-19 were approximately $3.8 million of the approximately $7.2 million for 2022 and approximately $2.9 million of the approximately $9.5 million for 2021. As of January 1, 2023, the Company adopted a new accounting standard regarding the new methodology, Current Expected Credit Losses, for recognizing loan losses as allowance for credit losses. The effect was to increase the allowance by approximately $0.2 million and reduce members’ capital.

Foreclosed Assets

As of December 31, 2022, foreclosed assets decreased approximately $1.1 million to approximately $1.6 million compared to approximately $2.7 million for the same period of 2021.

Notes Payable Secured, net of deferred financing costs

Notes payable secured, net increased approximately $3.2 million to approximately $23.2 million as of December 31, 2022 compared to approximately $20.0 million for the same period of 2021.

Notes Payable Unsecured, net of deferred financing costs

Notes payable unsecured, net increased approximately $2.4 million to approximately $30.1 million as of December 31, 2022 compared to approximately $27.7 million for the same period of 2021. A significant portion of our notes payable unsecured, net includes notes from our public offerings, constituting approximately $21.2 million and approximately $20.3 million as of December 31, 2022 and 2021, respectively.

Interest Rates for the Subordinated Notes Program

Shepherd’s offers the following interest rates for its public notes offering, effective as of March 6, 2023:

Maturity (Duration)	Annual Interest Rate	Annual Effective Yield (i)	Effective Yield to Maturity (ii)

12 Months	7.00%	7.23%	7.23%
24 Months	8.00%	8.30%	17.29%
36 Months	6.00%	6.17%	19.67%
48 Months	10.00%	10.47%	48.94%

(i)	The Annual Effective Yield is determined by taking the Annual Interest Rate as a decimal and dividing it by 12 for a monthly rate, then taking that rate plus 1 and multiplying that by itself 11 more times, then subtracting the one back off and converting back to a percentage. For instance, for an Annual Interest Rate of 7.00%, we take .07/12 which is 0.005 plus 1 which is 1.005, and then multiply 1.005 by itself 11 more times which yields 1.0723, then subtracting off the 1, leaving 0.0723, and finally converting to a percentage, which gives us an Annual Effective Yield of 7.23%.

(ii)	The Effective Yield to Maturity is determined by taking the Annual Interest Rate as a decimal and dividing it by 12 for a monthly rate, then taking that rate plus 1 and multiplying that by itself by (the total number of months of the investment minus one) times, then subtracting the one back off and converting back to a percentage. For instance, for a 48 month investment with an Annual Interest Rate of 10.00%, we take .10/12 which is 0.0083 plus 1 which is 1.0083, and then multiply 1.0083 by itself 47 more times which yields 1.4894, then subtracting off the 1, leaving 0.4894, and finally converting to a percentage, which gives us an Effective Yield To Maturity of 48.94%.

About Shepherd’s Finance, LLC

Shepherd’s Finance, LLC is headquartered in Jacksonville, Florida and is focused on commercial lending to participants in the residential construction and development industry. As of December 31, 2022, Shepherd’s Finance, LLC had approximately $56.7 million in loan assets with 230 construction and 20 development loans in 21 states with 66 borrowers. For more information, please visit http://www.shepherdsfinance.com.

Forward Looking Statements

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Because such statements include risks, uncertainties, and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans, or predictions of the future expressed or implied by such forward-looking statements. These risks, uncertainties, and contingencies include, but are not limited to: the recent decline in housing starts and rise in interest rates; uncertainties relating to the effects of the COVID-19 pandemic; general economic uncertainty in key global markets and a worsening of global economic conditions or low levels of economic growth; the rate and the pace of economic recovery following economic downturns; and those other risks described in other risk factors as outlined in our Registration Statement on Form S-1, as amended, and our Annual Report on Form 10-K. The Company undertakes no obligation to update these statements following the date of this press release, except as required by law. In addition, the Company, through its senior management, may make from time to time forward-looking public statements concerning the matters described herein. Such forward-looking statements are necessarily estimates reflecting the best judgment of the Company’s senior management based upon current information and involve a number of risks and uncertainties. Certain factors that could affect the accuracy of such forward-looking statements are identified in the public filings made by the Company with the Securities and Exchange Commission, and forward-looking statements contained in this press release or in other public statements of the Company or its senior management should be considered in light of those factors. This is neither an offer nor a solicitation to purchase securities.

Shepherd’s Finance, LLC

Consolidated Balance Sheets

As of December 31, 2022, and 2021

(in thousands of dollars)	2022	2021

Assets
Cash and cash equivalents	$2,996	$3,735
Restricted cash	1,200	-
Accrued interest receivable	670	598
Loans receivable, net	56,650	46,943
Real estate investments	660	1,651
Foreclosed assets, net	1,582	2,724
Premises and equipment	852	875
Other assets	862	1,089
Total assets	$65,472	$57,615
Liabilities and Members’ Capital
Customer interest escrow	$766	$479
Accounts payable and accrued expenses	650	296
Accrued interest payable	2,921	2,464
Notes payable secured, net of deferred financing costs	23,173	20,016
Notes payable unsecured, net of deferred financing costs	30,110	27,713
Due to preferred equity member	47	43
Total liabilities	$57,667	$51,011

Commitments and Contingencies (Note 10)

Redeemable Preferred Equity
Series C preferred equity	$5,725	$5,014

Members’ Capital
Series B preferred equity	1,900	1,720
Class A common equity	180	(130)
Members’ capital	$2,080	$1,590

Total liabilities, redeemable preferred equity and members’ capital	$65,472	$57,615

Shepherd’s Finance, LLC

Consolidated Statements of Operations

For the years ended December 31, 2022 and 2021

(in thousands of dollars)	2022	2021

Net Interest Income
Interest and fee income on loans	$10,220	$7,944
Interest expense:
Interest related to secured borrowings	2,134	1,973
Interest related to unsecured borrowings	2,972	3,147
Interest expense	$5,106	$5,120

Net interest income	5,114	2,824

Less: Loan loss provision	930	588
Net interest income after loan loss provision	4,184	2,236

Non-Interest Income
Gain on sale of foreclosed assets	$101	$166
Gain on foreclosure of assets	–	67
Gain on the extinguishment of debt	–	371
Dividend income	62	–
Other income	154	-
Total non-interest income	$317	$604

Income	4,501	2,840

Non-Interest Expense
Selling, general and administrative	$2,683	$1,873
Depreciation and amortization	56	53
Loss on the sale of foreclosed assets	-	92
Loss on foreclosure	-	47
Impairment loss on foreclosed assets	2	10
Total non – Interest expense	2,741	2,075

Net income	$1,760	$765

Earned distribution to preferred equity holders	826	701

Net income attributable to common equity holders	$934	$64